EXHIBIT 5.1



                                January 21, 1999



Key Tronic Corporation
North 4424 Sullivan Road
Spokane, Washington  99214-0687

     RE:  REGISTRATION STATEMENT ON FORM S-8

Gentlemen and Ladies:

As General Counsel of Key Tronic Corporation (the "Company"), I have acted as counsel in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") which is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to 1,500,000 shares of the Company's common stock, no par value (the "Shares"), which are to be issued pursuant to the 1995 Key Tronic Corporation Executive Stock Option Plan (the "Plan"). I have examined the Registration Statement and such documents and records of the Company and other documents as I have deemed necessary for the purpose of this opinion.

Based upon and subject to the foregoing, I am of the opinion that the Shares that may be issued by the Company pursuant to the Plan have been duly authorized and that, upon the due execution by the Company and registration by its registrars of the Shares, the issuance thereof by the Company, and the receipt of the consideration therefor in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the heading "Interests of Named Experts and Counsel" in the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                              Very truly yours,


                              /s/ Kathleen L. Nemeth

                              Kathleen L. Nemeth
                              General Counsel
                              Key Tronic Corporation